Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135853) and on Form S-3 (File No. 333-113583) of Ram Energy Resources, Inc. of our report dated April 2, 2007 (except for effect of the restatement discussed in Note S, as to which the date is August 8, 2007) relating to the consolidated financial statements of Ram Energy Resources, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, which appears in the Annual Report on Form 10-K/A for the year ended December 31, 2006.

/s/ UHY LLP

Houston, Texas

August 9, 2007